Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

June 7, 2022

ITHAX Acquisition Corp.

555 Madison Avenue

Suite 11A

New York, NY 10022

Re: Registration Statement No. 333-263727

Ladies and Gentlemen:

We have acted as special U.S. counsel to ITHAX Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the offer and sale of up to (i) 30,862,500 shares of New Mondee Common Stock (as defined below) and (ii) 12,412,500 Warrants (as defined below) representing the right to purchase shares of New Mondee Common Stock. The shares of New Mondee Common Stock, and the Warrants are included in a Registration Statement on Form S-4 (File No. 333-263727) (such registration statement, as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to, among other things: (i)(A) the merger of Ithax Merger Sub I, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub I”) with and into Mondee Holdings II, Inc., a Delaware corporation (“Mondee”), with Mondee surviving as a wholly owned subsidiary of the Company (the “First Merger”, and the time at which the First Merger becomes effective, the “First Effective Time”), and (B) immediately thereafter, and as part of an integrated transaction, the merger of Mondee with and into Ithax Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub II”), with Merger Sub II being the surviving entity (the “Second Merger” and together with the First Merger, the “Mergers”), pursuant to the terms of the Business Combination Agreement, dated as of December 20, 2021, by and among the Company, Merger Sub I, Merger Sub II, and Mondee (the “Business Combination Agreement”); and (ii) as a condition to the effectiveness of the Mergers, the proposal of the Company to change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and domesticating as a Delaware corporation pursuant to Section 388 of the Delaware General Corporation Law (the “DGCL” and such transaction, the “Domestication”, together with the Mergers and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”), subject to the approval thereof by the shareholders of the Company.

Prior to and as a condition of the Mergers, in connection with the Domestication, the Company will change its jurisdiction of incorporation by effecting a deregistration under the Companies Act (As Revised) of the Cayman Islands and a domestication under Section 388 of the DGCL and, in connection therewith, the Company will file simultaneously with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”): (i) the certificate of corporate domestication, a form of which is filed as Exhibit 4.4 to the Registration Statement (the “Certificate of Domestication”) and (ii) the interim certificate of incorporation, a form of which is filed as Annex I to the Registration Statement (the “Interim Charter”), each of which is to become effective at the time of its respective filing, to continue its existence as ITHAX Acquisition Corp., a Delaware corporation (“New Mondee”). At the First Effective Time, New Mondee will file with the Delaware Secretary of State the amended and restated certificate of incorporation of New Mondee, a copy of which is filed as Annex B to the Registration Statement (the “Amended Charter”) and adopt the bylaws of New Mondee, filed as Annex C to the Registration Statement (the “Bylaws”).

In connection with the Business Combination Agreement: (1) upon the Interim Charter becoming effective under Section 103 of the DGCL, (a) each of the then issued and outstanding Class A ordinary shares, par value $0.001 per share, of the Company (the “Class A ordinary shares”) will convert into one share of Class A common stock, par value $0.0001 per share, of New Mondee (the “New Mondee Common Stock”), (b) each of the then issued and outstanding Class B ordinary shares, par value $0.001 per share, of the Company (the “Class B ordinary shares”), will convert into one share of Class B common stock, par value $0.0001 per share, of New Mondee (the “New Mondee Class B Common Stock”), and (c) each of the then issued and outstanding whole warrants representing the right to purchase Class A ordinary shares of the Company (the “Warrants”) will convert into the right to purchase one share of New Mondee Common Stock, on substantially the same terms and conditions set forth in the in the amended and restated warrant agreement between Continental Stock Transfer & Trust Company, the Company’s warrant agent (“Warrant Agent”), and New Mondee, a copy of which is filed as Exhibit 4.6 to the Registration Statement (the “Amended Warrant Agreement”), to be dated as of the closing of the Business Combination (the “Closing”); and (2) upon the First Effective Time, when the Amended Charter of New Mondee becomes effective under Sections 103 and 242 of the DGCL, (a) each issued and outstanding share of New Mondee Class B Common Stock will convert into one share of New Mondee Common Stock, (b) the existing stockholder of Mondee will receive shares of New Mondee Common Stock (the “Merger Consideration Shares”) as set forth in the Business Combination Agreement; and (c) New Mondee will change its name to “Mondee Holdings, Inc.”

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of the Registration Statement, the proxy statement/prospectus included in the Registration Statement (the “Prospectus”), and the Amended Warrant Agreement, and the Business Combination Agreement (collectively, the “Transaction Documents”), and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.

In rendering the opinion set forth below, we have assumed:

(a)	the genuineness of all signatures;

(b)	the legal capacity of natural persons;

(c)	the authenticity of all documents submitted to us as originals;

(d)	the conformity to original documents of all documents submitted to us as duplicates or conformed copies;

(e)	as to matters of fact, the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company;

(f)	the Company (i) is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization, (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents, and (iv) has the corporate power and authority to execute, deliver and perform all its obligations under the Transaction Documents;

(g)	Prior to effecting the Domestication: (i) the Registration Statement (including all necessary post-effective amendments), will have become effective under the Securities Act; (ii) the shareholders of the Company will have approved, among other things, the Business Combination Agreement and the Domestication, including the Interim Charter, Amended Charter, Bylaws, the equity incentive plan of New Mondee, the employee stock purchase plan of New Mondee, and the issuance of the 7,000,000 shares of New Mondee Common Stock in connection with the PIPE Financing and the issuance of the New Mondee Common Stock constituting the Merger Consideration in compliance with the applicable provisions of the Nasdaq Capital Market; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize, approve and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands and other governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

(h)	The Interim Charter, in the form attached as Annex I to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Sections 103 and 388 of the DGCL, that no other certificate or document, other than the Certificate of Domestication, has been, or prior to the filing of the Interim Charter will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay any fees and other charges required to be paid in connection with the filing of the Interim Charter;

(i)	The Certificate of Domestication, in the form attached as Exhibit 4.4 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Sections 103 and 388 of the DGCL, that no other certificate or document, other than the Interim Charter, has been, or prior to the filing of the Certificate of Domestication will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay any fees and other charges required to be paid in connection with the filing of the Certificate of Domestication;

(j)	The Amended Charter, in the form filed as Annex B to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State and have become effective in accordance with Sections 103 and 388 of the DGCL as of the First Effective Time, that no other certificate or document, other than the Interim Charter and the Certificate of Domestication, has been, or prior to the filing of the Amended Charter will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay any fees and other charges required to be paid in connection with the filing of the Amended Charter;

(k)	The Bylaws, in the form attached as Annex C to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will become effective upon the First Effective Time; and

(l)	Neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Warrants (i) conflicts or will conflict with the Interim Charter, the Bylaws, or the Amended Charter, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law (as defined below)), or (v) requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule, or regulation of any jurisdiction.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The shares of New Mondee Common Stock, when issued in exchange for each outstanding Class A ordinary share upon the Domestication, the shares of New Mondee Class B Common Stock when issued in exchange for each outstanding Class B ordinary share upon the Domestication, and the Merger Consideration Shares upon the First Effective Time, when issued in the manner contemplated in the Transaction Documents, will have been duly authorized by all requisite corporate action on the part of New Mondee under the DGCL and will be validly issued, fully paid and nonassessable.

2.	The Warrants, when issued upon the Domestication in the manner contemplated in the Transaction Documents, and assuming the due authorization, execution and delivery of the Transaction Documents and the Warrants by the Warrant Agent, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.	The shares of New Mondee Common Stock, when issued in exchange for each outstanding share of New Mondee Class B Common Stock upon the First Effective Time in the manner contemplated in the Transaction Documents, will have been duly authorized by all requisite corporate action on the part of New Mondee under the DGCL and will be validly issued, fully paid, and nonassessable.

4.	Upon the Domestication, the shares of New Mondee Common Stock issuable upon exercise of the Warrants, when issued and paid for upon exercise of the Warrants in accordance with the terms thereof and in the manner contemplated in the Transaction Documents, will have been duly authorized by all requisite corporate action on the part of New Mondee under the DGCL and will be validly issued, fully paid and nonassessable.

The opinions stated herein are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) public policy considerations which may limit the rights of parties to obtain certain remedies, (ii) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (iii) any provision waiving the right to object to venue in any court; (iv) any agreement to submit to the jurisdiction of any federal court; and (v) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit.

Our opinion is limited to the DGCL and laws of the State of New York (the “Opined-on Law”) and we do not express any opinion herein concerning any other law. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. This opinion letter speaks only as of its date.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Yours truly,

Reed Smith LLP

MSL/KEG/AB/TO legalops/corp